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                                                                    EXHIBIT 10.5

                         [LETTERHEAD OF IMPERIAL BANK]


                                                     November 15, 1999


Mr. Lee E. Mikles
c/o Mikles/Miller Management
1801 Century Park East, Suite 460
Los Angeles, California 90067

     RE: Official Payments Corporation, formerly U.S. Audiotex Corporation ("OPAY") Consulting Services

Dear Lee:

     This letter ("Agreement") sets forth the understanding and agreement between you and Imperial Bank ("Bank") concerning your services as a consultant in connection with the Bank's pursuit of a public offering for OPAY. As you are a director of Bank and Imperial Bancorp, this Agreement was approved by the Bank Board of Directors, without your participation, at the October 28, 1999, meeting.

     In consideration of your efforts to encourage Thomas R. Evans to accept the position of Chairman/CEO of OPAY without the use of an executive search firm, as well as your activities in pursuing OPAY becoming a public company, you will receive a one time payment of $2,500,000, payable within five (5) business days following the successful consummation and settlement of the initial public offering of OPAY within three years of the date hereof ("IPO").

     In addition, in connection with your activities with the investment bankers and the pursuit of the IPO, you will receive an incentive fee of 6.5% of the first $500 million realized pretax gains received by the Bank following an IPO and 7.5% of any such gains in excess of $500 million when, as and if realized by the Bank from the Bank's disposition of OPAY stock (sales of securities by OPAY are not subject to any incentive fee), the gain to be calculated based on the proceeds to the Bank from a disposition and the Bank's GAAP basis in the OPAY stock immediately following the IPO.

     In the event the Bank distributes the stock of OPAY to its parent or an affiliate and the recipient of the stock agrees to assume the Bank's fee obligations under this Agreement, no compensation shall be due you from this Agreement as a result of such transfer as long as the Bank remains secondarily liable for such payments. After the


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Lee Mikles
November 15, 1999
Page 2 of 4


IPO, any other distribution of OPAY stock by the Bank or its successor (a "nonaffiliate distribution") shall be considered a sale based on a price equal to the arithmetic average of the closing prices reported for the stock during the 30 calendar days preceding the date of the distribution.

     In the event of a change of control of the Bank or Imperial Bancorp after the IPO, you shall have the right to elect at that time to receive the incentive fee calculated in the same manner as upon a nonaffiliate distribution described in the preceding paragraph, with the date of distribution for purposes of the calculation being the effective date of the change of control. For purposes of this paragraph, a change of control shall mean a change of control as defined in the Bank Change of Control Act, 12 U.S.C. Section 1817(j) or (ii) a change, at one time, of a majority of the Board of Directors of Bank or Imperial Bancorp.

     This Agreement supercedes all prior negotiations and discussions concerning compensation to you regarding OPAY. No amendment or waiver of any provisions of this Agreement nor consent to any departure by either party therefrom shall, in any event, be effective unless the same shall be in writing and signed by an authorized representative of the other party, and any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given. All rights and remedies of you and the Bank hereunder shall, except as otherwise specifically provided herein, be cumulative and nonexclusive of any right or remedy which either may have under any other agreement or instrument by operation of law or otherwise. This Agreement shall become effective when it is executed by both parties and shall thereafter be binding upon and inure to the benefit of the parties and their respective successors and assigns. You shall not have the right to assign your rights, obligations or interests hereunder without the prior written consent of the Bank, which shall not be unreasonably withheld. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in California without reference to principles of conflicts of laws.

     You, on your own behalf, your heirs, executors, successors and assigns ("Releasor") hereby irrevocably and unconditionally release, acquit and forever discharge Bank and its owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such parent companies, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them, or any of them ("Releasee"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights,
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Lee Mikles
November 15, 1999
Page 3 of 4


demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights under federal, state or local laws which Releasor now has, owns or holds, or claims to have, own or hold, or which Releasor at any time heretofore had, owned or held, or claimed to have, own or hold, or which Releasor any time hereinafter may have, own or hold, or claim to have, own or hold against Releasee arising out of or in connection with OPAY except for Bank's subsequent performance of its obligations under this Agreement.

     Notwithstanding the above, the foregoing release shall not be construed to apply to, limit or supercede any right you have to defense or indemnity from of the Bank, Imperial Bancorp or OPAY arising from or related to the performance of your activities as a consultant concerning OPAY or your duties as a director of Bank, Imperial Bancorp, or OPAY.

     This Agreement is intended as a full settlement and compromise of all claims in connection with Releasor's involvement with OPAY. No claims are reserved and Releasor expressly waives any and all rights which it may have under the provisions of Section 1542 of the Civil Code of the State of California, which provides:

          "Certain claims not affected by general release. A general
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     release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

     In the event of any dispute arising out of or in connection with this Agreement, the prevailing party, in addition to any other amounts which they may be entitled to, shall be entitled to recover from the other party reasonable attorneys' fees and administrative costs as shall be awarded in the resolution of such dispute. Any such dispute shall be submitted to an arbitration under the rules of JAMS/Endispute then applicable to arbitrations in Los Angeles County, California, where any such arbitration shall take place. The parties shall submit any such dispute to arbitration twenty days after notice from one party to the other of the existence of the dispute, which if not resolved in said twenty day period, shall thereafter be submitted to arbitration under said rules. The arbitration shall be subject to Rules of Law and Evidence and the single arbiter shall be required to provide a written Memorandum of Decision.
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Lee Mikles
November 15, 1999
Page 4 of 4


     Please acknowledge your acceptance and agreement of this letter by signing and returning the enclosed copy.


                                       Very truly yours,

                                       /s/ Norman P. Creighton
                                       Norman P. Creighton
                                       Vice Chairman & CEO


                                       /s/ Richard M. Baker
                                       Richard M. Baker
                                       Senior Vice President
                                       and General Counsel


Accepted and agreed to on December 10/th/, 1999.



/s/ Lee E. Mikles
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Lee E. Mikles